Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-75093, 333-79163, 333-104745 and 333-143961) and the Registration Statement on Form S-3 (File No. 333-152625) of Integra Bank Corporation of our report dated March 4, 2009, with respect to the consolidated financial statements of Integra Bank Corporation, and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of Integra Bank Corporation for the year ended December 31, 2008.
Crowe Horwath LLP
Louisville, Kentucky
March 4, 2009